Exhibit 99.1

For further information contact: Ronald Anderson, President and CEO (610) 644-9400

Release Date:	November 20, 2008 For Immediate Release

MALVERN FEDERAL BANCORP, INC. ANNOUNCES SCHEDULE FOR FIRST ANNUAL MEETING OF SHAREHOLDERS

Paoli, Pennsylvania – Malvern Federal Bancorp, Inc. (the "Company") (NASDAQ:MLVF), the "mid-tier" holding company for Malvern Federal Savings Bank (the "Bank"), today announced that its first Annual Meeting of Shareholders will be held on Thursday, January 29, 2009, at 10:00 a.m. at the Sheraton Great Valley Hotel, Frazer, Pennsylvania.  The matters to be considered at the annual meeting will be the election of one class of directors and ratification of the Company's independent registered public accounting firm for fiscal 2009.

Mr. Ron Anderson, President and Chief Executive Officer of the Company and the Bank, stated "We look forward to our first Annual Meeting of Shareholders.  While the past year has been very difficult for the banking industry, we are gratified to have achieved many of our strategic goals for the year including successfully completing our reorganization and initial public offering, announcing plans for the opening of our eighth full service branch office in Concordville, Pennsylvania and reporting net income of $1.5 million after the $1.2 million contribution to the Malvern Federal Charitable Foundation. Many of these accomplishments, as well as our long-term strategic objective to prudently grow our customer base and retail franchise in order to build long-term value while serving the banking needs of our customers, will be discussed by management at our Annual Meeting.  The matters to be voted upon by shareholders will be election of directors and ratification of auditors.  We will not consider any stock benefit plans at the Annual Meeting.  Recently, we received a letter from The Stilwell Group advising us that they would oppose adoption of any stock benefit plans unless the Company implements an acceptable capital allocation plan.  Since federal regulations prohibit the Company from implementing a capital allocation plan which includes share repurchases within the first year of completion of our initial public offering (May 2009), it is premature to consider a possible share repurchase program. Rather, we are focused on implementing our business plan.  In the future, we may consider stock repurchase programs, but such repurchases will be done in a manner consistent with our business plan after giving due consideration to our capital position."

Malvern Federal Bancorp, Inc., of Pennsylvania is the “mid-tier” holding company for Malvern Federal Savings Bank.  Malvern Federal Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1887.  The Bank conducts business from its headquarters and main office in Paoli, Pennsylvania, a suburb of Philadelphia.

This press release contains certain forward looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Federal Bancorp, and changes in the securities markets.   Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.